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                                                                 EXHIBIT (C)(11)



                              VALLEN CORPORATION
                       TENURED EMPLOYEE SEVERANCE PROGRAM

     This VALLEN CORPORATION TENURED EMPLOYEE SEVERANCE PROGRAM (the "Plan") has been adopted as of the date reflected below by Vallen Corporation, a Texas corporation, for itself and its wholly-owned subsidiaries Vallen Safety Supply Company and Encon Safety Products, Inc., both Delaware corporations (collectively, the "Company").

     1.  Eligibility and Employment Relationship.  Each full-time Employee
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(full-time Employee shall be defined herein as a Company employee working 25 hours or greater per work week) of the Company, as of the date of adoption of the Plan, who has been employed by the Company for at least ten years and who does not receive a "Retention and Transition Award" as established by the Compensation Committee of the Board of Directors of the Company on October 20, 1999 shall be entitled to benefits under the Plan, subject to the terms and conditions set forth herein. The Employee's employment is "at will" in nature and the Company has the right to terminate employment at any time, with or without cause. This Plan does not alter the employment relationship between the Company and Employee nor does it create a contract for employment. The purpose of this Plan is solely to define the Employee's benefits in the event a Change in Control (as defined below) adversely affects Employee's employment relationship with the Company and the conditions set forth herein are met. This Plan shall not affect any other aspects of Employee's terms of employment.

     2. Change in Control Termination Benefits.
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        (a) Termination Without Cause and Resignation for Good Reason During
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     Change in Control. If during the Change in Control Period (as defined
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     below) Employee's employment is terminated either by the Company without
     Cause (as defined below) or by the Employee due to the occurrence of an event of Good Reason (as defined below), then the Company shall pay to Employee a lump sum severance payment, the size of which varies based on the length of the Employee's employment:

            (1) For Employees who have been employed by the Company for a term of 10 years or greater, but less than 15 years, the lump sum severance payment shall be equal to 3 months of the Employee's annual salary;

            (2) For Employees who have been employed by the Company for a term of 15 years or greater, but less than 20 years, the lump sum severance payment shall be equal to 6 months of the Employee's annual salary.

            (3) For Employees who have been employed by the Company for a term of 20 years or greater, but less than 25 years, the lump sum

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     severance payment shall be equal to 9 months of the Employee's annual salary.

            (4) For Employees who have been employed continuously by the Company for a term of 25 years or greater, the lump sum severance payment shall be equal to 15 months of the Employee's annual salary.

     To obtain a severance payment, the Employee is not required to mitigate damages by seeking employment elsewhere.

        (b) Termination for Cause, Resignation Without Good Reason, and
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     Termination or Resignation Outside Change in Control Period.  If Employee's
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     employment terminates prior to or after the Change in Control Period, or if
     Employee is terminated during the Change in Control Period by the Company with Cause, or Employee resigns during the Change in Control Period without Good Reason, Employee will not be entitled to any benefits under this Plan. Rather, Employee's termination or resignation will be handled in accordance with the then existing policies of Company and in accordance with the terms and conditions of Company's plans and programs in effect at the time.

     3.  Certain Definitions.
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         (a) Cause.  "Cause" means: (1) the Employee has committed a willful
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     serious act, such as fraud, embezzlement or theft; (2) the Employee has been convicted of a felony (or entered a plea of nolo contendre to a felony charge); (3) the Employee has engaged in willful or negligent conduct that has caused demonstrable injury, monetary or otherwise, to the Company; or
     (4) the Employee, in carrying out his or her duties, has been guilty of gross neglect or gross misconduct.

         (b) Good Reason.  "Good Reason" shall mean the occurrence of any one or
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     more of the following (i) a material reduction by the Company in the total compensation package of Employee, (ii) a material reduction by the Company in the level of Employee's job responsibilities; or (iii) the relocation of the Employee to a facility or a location more than fifty (50) miles from the Employee's then present location without the Employee's express written consent.


            Notwithstanding the foregoing, after the Change in Control, the Company may propose to the Employee a new or continued position, perhaps with different duties and forms of compensation. If the Company proposes changes to Employee, which Employee accepts in writing, "Good Reason" shall not exist as to any accepted different position, duties, compensation, or location. Thereafter, "Good Reason" may arise again as defined in the preceding paragraph but shall be measured against the changed position, duties, compensation, benefits or location which Employee has accepted.

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         (c) Change in Control.  A "Change in Control" shall mean and shall be
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     deemed to have occurred, in the event that (X) Leonard J. Bruce, together with his affiliates and associates (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) and all of their respective executors, administrators, heirs and devisees, cease to own or hold voting securities of Vallen Corporation entitling the holder thereof to cast at least 50% of all votes cast in the election of directors (giving proportional effect to any voting rights in the election of directors held by any classes or series of stock) and (Y) any holder of such voting securities other than holders specified in the preceding clause (X) owns or holds, together with such other holder's affiliates and associates, and persons acting in concert with such other holder or acting as part of a group with such holder, a greater percentage of such voting securities (determined in the same manner as for purposes of such clause (X).

         (d) Change in Control Period.  The "Change in Control Period" commences
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     on the Change in Control and remains in effect for twelve (12) months thereafter.

     4.  Administration and Amendment.  The Plan shall be administered by the
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chief executive officer of the Company or such other officers to whom appropriate authority has been delegated. All questions or interpretations and applications of the Plan shall be subject to the determination of the officer(s) administering the Plan. The Board of Directors of the Company may amend or terminate the Plan in their discretion; provided, however, that no such amendment or termination may adversely affect the rights of any Employee without the prior written consent of such Employee.

     5.  Notices.  All notices, requests, demands and other communications given
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under or by reason of this Plan must be in writing and will be deemed given when delivered in person or when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as a party may specify by notice pursuant to this provision):

          If to the Company:

          Vallen Corporation
          13333 Northwest Freeway
          Houston, TX 77040-608
          Facsimile: (713) 462-7634

          If to the Employee: at the address set forth in the current records of the Company.

     6.  Governing Law.  This Plan will be governed by and construed in
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accordance with the substantive laws of the State of Texas.

          7.  Disputes.  Any disputes under this Plan between the parties hereto
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shall be settled by arbitration in Houston, Texas under the auspices of, and in accordance with the rules of the American Arbitration Association by an arbitrator who is mutually agreeable to the parties hereto, or, if the Company and Employee cannot agree on the selection of the arbitrator, then

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before three arbitrators, one of which shall be appointed by Employee, one of which shall be appointed by the Company, and the third of which shall be chosen by the American Arbitration Association (such arbitrator or arbitrators hereinafter referred to as the "Arbitrator,). The decision in such arbitration shall be final and binding on the parties, and judgment upon such decision may be entered in any court having jurisdiction thereof. The parties hereby agree that the Arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Plan. The Company and Employee shall share equally all expenses of the Arbitrator incurred in any arbitration hereunder, provided, however that the Company or Employee, as the case may be, shall bear all expenses of the Arbitrator and all of the legal fees and out-of-pocket expenses of the other party if the Arbitrator determines that the claim or position of such party was without reasonable foundation.

     8.   Set-Off; Mitigation; Legal Fees; Expenses.
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          (a) Set-Off and Mitigation.  The following items will be deducted from
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     any severance payments provided for in this Plan: (a) all federal, state, and local taxes that the company determines must be deducted or withheld by the Company; (b) to the extent permitted by law, any amounts the Employee owes to the Company; and (c) any amount of garnished earnings which would have been withheld from the Employee's pay, if the Company has been garnishing the Employee's earnings pursuant to an order of garnishment, child support lien, or tax lien. For purposes of receiving benefits under this Plan, Employee shall have no duty to mitigate damages by seeking other employment and, should Employee actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such compensation.

          (b) Legal Fees and Expenses.  It is the intent of the Company that the
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     Employee not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Employee's rights under this Plan by arbitration, litigation or otherwise because the cost and expense thereof would detract from the benefits intended to be extended to the Employee hereunder. Therefore, in the event that the Employee prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' fees and related expenses incurred by the Employee in connection with any of the foregoing.

     9.   Additional Instruments.  The Employee and the Company will execute and
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deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Plan.

     10.  Entire Plan.  This Plan contains the entire Plan of the Employee and
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the Company relating to the matters contained herein and supersedes all prior
Plans and understandings, oral or written, between the Employee and the Company with respect to the subject matter hereof.

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     11.  Tax Withholding.  Notwithstanding any other provision hereof, the
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Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

     12.   Separability.  If any provision of this Plan is rendered or declared
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illegal, invalid or unenforceable by reason of any existing or subsequently enacted legislation or by the final judgment of any court of competent jurisdiction, the Employee and the Company will promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Plan to the extent legally possible, but all other provisions of this Plan shall remain in full force and effect.

     13.  Assignment.  Neither party may assign this Plan to any other person or
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entity without the written consent of the other party.

     14.  Execution.  This Plan may be executed in multiple counterparts, each
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of which will be deemed an original and all of which will constitute one and the same Plan.

     15.  Waiver of Breach.  The waiver by either party to this Plan of a breach
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of any provision of the Plan by the other party will not operate or be construed as a waiver by the waiving party of any subsequent breach by the other party.

                                    Adopted by action of the Compensation
                                    Committee of the Board of Directors on
                                    October 20, 1999


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                                    Darvin Winick, Chairman

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